TAX ALLOCATION AGREEMENT


     TAX ALLOCATION AGREEMENT (the "Agreement") by and between Limagrain Genetics Corporation, a corporation organized under the laws of the State of Delaware ("Parent"), and its subsidiaries including BioTechnica International, Inc. ("BTI"), LG Seeds, Inc. "(LG Seeds"), Akin Corporation ("Akin"), Akin Seed Company ("Akin Seed"), D. E. Akin Seed, Inc. ("D.E. Akin") and other corporations which hereafter become members of the Parent Group (as defined herein).

     The purpose of this Agreement is to provide for an annual system for allocating federal tax liabilities and certain state and local tax liabilities of Limagrain Genetics Corporation and Subsidiaries for purposes of computing each member's annual earnings and profits and making cash payments between the members of such group to reflect the allocation of federal tax liabilities and state or local liabilities where applicable.

1. DEFINITIONS. For purposes of this Agreement, the following terms shall be defined as follows:

    (a) PARENT GROUP shall mean Parent, BTI, LG Seeds, Akin, Akin Seed, D.E. Akin, and any other corporation (whether now existing or hereafter formed or acquired) that is required to join with Parent in filing a consolidated Federal income tax return. Each member acknowledges that Parent is the agent for each subsidiary in the group as provided in Treasury Regulation
Section 1.1502-77.

     (b) THE CODE shall mean the Internal Revenue Code of 1986, as amended.

     (c) The terms "TENTATIVE TAX" and "ALLOCATED TAX" shall have the meanings described in Sections 3 and 4 hereof.

     (d) FINAL DETERMINATION shall mean a closing agreement with the Internal Revenue Service, claim for refund which has been allowed, deficiency notice with respect to which the notice for filing a petition with the Tax Court has expired, or a decision of any court of competent jurisdiction which is not subject to appear or the time for appear has expired.

     (e) MEMBER shall mean each corporation (including Parent) which is included in an affiliated group of corporations as defined in Section 1504 of the Code which has Parent as the common parent corporation.

     (f) FEDERAL INCOME TAX shall mean the amount of tax imposed by Parts II, VI and VII of Subchapter A and Parts I and II of Subchapter G of Chapter 1 of Subtitle A of the Code reduced (or increased in the case of redetermination of credits) by the credits allowed by Part IV of Subchapter A. In addition, the term tax shall include any penalty amount determined to be due under Code Section 6655 in respect of a failure to pay estimated income tax and any tax imposed on transfers to avoid income tax pursuant to Chapter 5 of Subtitle A of the Code.

     (g) STATE AND LOCAL INCOME TAXES shall mean any income or franchise tax imposed under the tax law of any state, local or political division thereof, including corporate income taxes and minimum taxes.

     (h) NET OPERATING LOSSES shall mean the amount of any net operating loss as defined in the Code including, without limitation, the net operating loss defined in Section 172(c) of the Code and the alternative tax net operating loss defined in
Section 56(d) of the Code.

     (i) NET CAPITAL LOSS shall mean the amount of any net capital loss defined in the Code including, without limitation, the net capital loss defined in Section 1222 of the Code.

     (j) All definitions noted herein shall also include equivalent state or local provisions where applicable.

2. ELECTION OF ALLOCATION METHOD. Parent and each subsidiary which is a member of the Parent Group hereby agree to allocate the consolidated Federal income tax liability for the taxable year among the Members in accordance with the method provided in
Section 1552(a)(1) of the Code and the regulations thereunder [Treasury Regulation Section 1.1552-1 (a)(1)] [hereinafter referred to as "Method 1"] and the complementary method described in Treasury Regulation Section 1.1502-33(d)(2) [hereinafter referred to as "Complementary Method 1"]. Subsequent paragraphs of this Agreement attempt to explain the mechanics of applying the methods referred to in this paragraph. To the extent such explanatory provisions are inconsistent with the allocation methods described in this paragraph and in the Code Sections and the Treasury Regulations referred to in this paragraph, the allocation methods described in this paragraph and the applicable Code Sections and Treasury Regulations shall control.

Under Method 1, each Member's allocable share of the consolidated Federal tax liability of the Parent Group shall be determined by multiplying such liability by a fraction, the numerator of which is the taxable income of such Member as if such Member had filed a separate income tax return for the taxable year, the denominator of which is the sum of the separate taxable incomes of the Members. For purposes of this computation, the separate taxable income of each Member is computed as if each Member had filed a separate return for the taxable year except for certain consolidated return adjustments required by Regulation Section 1.1552-1(a)(1)(ii). To the extent that a Member does not have taxable income on a separate return basis, such Member's share of the consolidated Federal tax liability for the year shall be zero.

In the event that any Member incurs a Net Operating Loss, Net Capital Loss or unused credits due to applicable limitations (hereinafter referred to as "Excess Credits") on a separate return basis in any given taxable year and such loss or credit is utilized in such year by the Parent Group in the consolidated return, Complementary Method 1 provides for the benefit of such losses or credits to be received by such Member in the future year in which such Member would have been able to utilize such losses or credits on a separate return basis.

If, for any taxable year, the Parent Group is subject to the Alternative Minimum Tax imposed by Section 55 of the Code, then TAXABLE INCOME for each year shall mean alternative minimum taxable income for purposes of determining the allocation under
Section 1552(a)(1) of the Code.

If, for any taxable year, the Parent Group generates a minimum tax credit, as defined in Section 53 of the Code, such minimum tax credit shall be allocated to the Members based upon the ratio of each Member's separate alternative minimum taxable income to total alternative minimum taxable income for the group for the year in which the credit is generated. An alternative minimum taxable income of zero or less shall not be taken into account in allocating such credit. The credit amount as allocated to each Member, shall enter into the allocation of subsequent years consolidated tax liability in accordance with the method(s) described above ([Treasury Regulation Sections 1.1552-1(a)(1) and 1.1502-33(d)(2)]. A prospective change in the method of allocation of alternative minimum tax under this Agreement shall be made when Proposed Treasury Regulation Sections 1.1502-55 and 1.1552-1(g) are finalized in order to meet the new requirements.

3.  ESTIMATED TAX PAYMENTS

     (a) For each taxable year, the Parent shall make on or before the fifteenth day of the fourth, sixth, ninth and twelfth months of such taxable year, deposits of estimated Federal income tax of such amount as it deems appropriate to avoid a penalty for failure to pay estimated income tax. On or before the tenth day of each such month referred to above, each Member shall furnish to the Parent (or Parent's representative) such information as may reasonably be requested by Parent in order to enable Parent to calculate the amount of tax required to be deposited.
Parent's estimate shall be made in good faith and in accordance with the method of allocation set forth in Section 2 hereof. Parent shall notify each Member of its allocable share of such deposit and such Member shall wire transfer its allocable share to the Parent when notified by the Parent.

     (b) On the fifteenth day of the third taxable month following the close of each taxable year (original due date), the Parent shall pay in the final balance of tax due within either the completed consolidated Federal income tax return or a request for an extension of time to file such return. Parent shall notify each Member of its allocable share of such payment and such Member will wire transfer its allocable share of such payment to the Parent when notified by the Parent. Parent's determination of the allocable share of each Member shall be made in good faith and in accordance with the method of allocation set forth in Section 2 above.

     (c) The sum of the payments made under this Section 3 with respect to a taxable year shall be referred to as the Members'
Tentative Tax for the year and shall be subject to adjustment as provided for in Sections 4 and 5 hereof.

     (d) Whenever Parent files or elects to file state or local jurisdiction income or franchise tax returns on a consolidated or combined basis, Parent shall be obligated to and shall make all payments and be entitled to all refunds of such state or local jurisdiction income taxes on behalf of all Members so included in the consolidated return. To the extent that Parent is not included in a consolidated, combined or unitary state or local jurisdiction filing, the responsibilities and entitlements with respect to payments of tax and receipt of refunds will be determined under separate agreement between those entities included in such combined or unitary filing.

4.  ALLOCATED TAX

     (a) Within thirty days after the filing of the consolidated Federal income tax return, the Parent shall make a final allocation of tax liability (the "Allocated Tax") for the year in accordance with the method(s) outlined in Section 2 hereof. If the Allocated Tax for a Member exceeds the Member's Tentative Tax, then the Member shall wire transfer the amount of such excess to the Parent as required by the Parent. If the Tentative Tax exceeds the Allocated Tax, then the Parent shall wire transfer such excess to the Member.

     (b) Except as provided in Section 5 hereof, the final Allocated Tax as determined above is deemed to be the Member's tax liability for the year and the Member shall have no further obligation to pay amounts to the Parent in respect of Federal income tax once it has paid its Allocated Tax liability to the Parent.

5. REDETERMINATION OF TAX LIABILITY. If, as a result of an Amended U.S. Corporation Income Tax Return or a Final Determination, there is a change in the consolidated Federal income tax liability of the Parent Group for any taxable year, the consolidated Federal income tax shall be recomputed for each taxable year to take into account such change(s) in a manner consistent with such revised treatment and the payments pursuant to Section 4 hereof shall be appropriate adjusted. Any additional payments between Parent and the Members required by such adjustment shall be paid as notified by the Parent.

     (a) Interest - In the event that a final determination causes a Member's previously determined Allocated Tax amount to:

          (i) increase, then the Member shall pay interest to the Parent in accordance with the rules prescribed by Code
Section 6601 at the rate(s) prescribed by Code Section 6621;

          (ii) decrease, then the Parent shall pay interest to the Member in accordance with the rules prescribed by Code
Section 6611 at the rate(s) prescribed by Code Section 6621.

     The payments of interest shall be due at the same time as the additional payment is due.

     (b) Penalties -- In the event that the Parent Group incurs a penalty described in Code Sections 6651, 6656, 6662 or 6663, the liability for payment of such penalty shall be the Parent's responsibility, except as provided in the next sentence. If any portion of the penalty described in Code Sections 6662 or 6663 is attributable to the negligent actions of a Member or its employees or the negligent nondisclosure of information by the Member to the Parent, then the Member so involved will bear the full cost of the penalty along with the related amount of interest, if any.

     (c) In the event that payments required to be made pursuant to this Agreement are not made within the time period specified, interest shall accrue on such amounts at the underpayment rate in effect under Section 6621(a)(2) of the Code.

6.  NET OPERATING LOSSES, NET CAPITAL LOSSES, AND EXCESS CREDITS

     (a) In the event, for any taxable year, any Member of the Parent Group incurs a Net Operating Loss, Net Capital Loss or Excess Credits, computed on a separate company basis (as if such Member did not file as a member of the Parent Group), and such loss or credit is utilized in whole or in part in the Parent Group consolidated Federal income tax return for that taxable year, any such Member will not be entitled to a current benefit from such losses or credits until such time the losses or credits would be utilized in a future year on a separate company basis. No carryback of losses or credits are allowed except as otherwise provided in this Agreement.

     (b) In the event that the Parent Group as a whole incurs a Net Operating Loss, Net Capital Loss or any Excess Credit in any given taxable year under this Agreement which may be carried back to a prior taxable year in which the Parent Group filed a consolidated federal income tax return for a refund of consolidated taxes previously paid, then such losses or credits will be treated as a deduction or credit in the carryback year. As a result, the amount of taxes allocated under this Agreement with respect to the carryback year(s) will be recomputed to take into account any net changes in the amount of taxes previously paid by each Member. Any changes in tax liabilities emanating from the recomputation shall be made in the manner prescribed under Section 2 of this Agreement.

     (c) To the extent any Members are able to carry back their portion of consolidated Net Operating Loss, Net Capital Losses or Excess Credits (as provided under Regulation Section 1.1502-78 and -79) to a taxable year in which such Member was not a Member of the Parent Group (hereinafter referred to as a "Separate Return Limitation Year"), then such Member shall be entitled to any refunds of tax resulting from the carryback of such amounts.

     (d) In the event that any Member of the Parent Group incurs a Net Operating Loss, Net Capital Loss or Excess Credit in any year in a "Separate Return Limitation Year" and any such amount may be carried forward to a taxable year in which such Member was included in the Parent Group, Parent will reimburse such Member for the amount of refunds received resulting from said carryforwards.

7. ANNUAL APPORTIONMENT OF CERTAIN TAX BENEFITS. The parties to this Agreement hereby agree that Parent has the authority to annually determine the apportionment of all tax benefits, including but not limited to, the surtax exemption, alternative minimum tax exemption, and the environmental tax exemption.

8. STATE AND LOCAL INCOME TAXES. It is the intention of the parties hereto that this Agreement apply to state and local income or franchise taxes of the Parent Group to the extent the Parent Group files or elects to file consolidated, combined or unitary income or franchise tax returns for the taxable year in any such jurisdiction except to the extent Parent is not included in such consolidated, combined or unitary filing. In the event that Parent is not so included, the allocation of the applicable taxes will be addressed in a separate agreement.

9. SALE OF MEMBER. In the event of the sale of a Member (whether by disposition of stock or substantially all the assets), the parties to this Agreement expressly acknowledge that the parties to such sale may modify the provisions of this Agreement to provide for a different method of allocating the tax liability of such sold Member. Such modifications as provided between buyer and seller shall have no effect on the calculation of the other Members' amounts of Allocated Tax and the other Members' Allocated Tax shall be determined without giving effect to any such modification.

10.  INFORMATION REQUIRED TO BE MAINTAINED BY MEMBERS.  Each
Member of the Parent Group hereby agrees to maintain sufficient books and records in order to substantiate the separate return tax computations and to fully comply with the methods of allocation as set forth in Section 2 of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of 11/30/94 for all taxable years of the affiliated group of corporations (within the meaning of Section 1504 of the Code) beginning on or after 12/1/93.

LIMAGRAIN GENETICS CORPORATION
By:  /s/ Raymond F. Steckel
Name:  Raymond F. Steckel
Title:  Secretary


BIOTECHNICA INTERNATIONAL, INC.
By:  /s/ Edward M. Germain
Name:  Edward M. Germain
Title:  Secretary


LG SEEDS, INC.
By:  /s/ Edward M. Germain
Name:  Edward M. Germain
Title:  Secretary


AKIN CORPORATION
By:  /s/ Raymond F. Steckel
Name:  Raymond F. Steckel
Title:  Secretary


AKIN SEED COMPANY
By:  /s/ Raymond F. Steckel
Name:  Raymond F. Steckel
Title:  Secretary


D.E. AKIN SEED COMPANY
By:  /s/ Raymond F. Steckel
Name:  Raymond F. Steckel
Title:  Secretary